DEED OF TERMINATION

THIS DEED OF TERMINATION is made on the 1st of December 2006 by and between:

(1) Expert Master Holdings Limited of the offices of Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (hereinafter called the “Trustee”); and

(2) UMW China Ventures (L) Ltd of Brumby House, Jalan Bahasa, P.O. Box 80148, 87011 Labuan F.T. Malaysia (hereinafter called the “Beneficiary”).

WHEREAS

A. Pursuant to the declaration of trust dated 16 September 2006 and executed by the Trustee and the Beneficiary (the “Declaration of Trust”), pending payment of the Share Sale Consideration by the Company to UMW Ace under the Agreement, the Trustee agreed to hold the Trust Shares (amounting to 20.4% of the issued share capital of the Company) on trust for the Beneficiary (the “Trust”).

B. On 1 December 2006, the Company paid, and UMW Ace received, the Share Sale Consideration pursuant to the Agreement.

C. The Trustee and the Beneficiary have agreed to execute this Deed of Termination in order to terminate the Declaration of Trust and all rights and obligations arising thereunder and to release the Trust Shares from the Trust.

D. Capitalised terms used in this Deed of Termination shall bear the meanings ascribed to them in the Declaration of Trust.

NOW THIS DEED WITNESSES AND IT IS HEREBY DECLARED as follows:-

(1)

The Declaration of Trust shall forthwith be terminated and the Trustee shall no longer hold the Trust Shares on trust for the Beneficiary and shall be released from all other obligations and duties under the Declaration of Trust.

(2)

The Beneficiary acknowledges and declares that the Trustee is the absolute legal and beneficial owner of the Trust Shares, and that the Beneficiary no longer has any legal, equitable or beneficial right or interest whatsoever in respect of the Trust Shares.

(3)	Each party to this Deed shall pay its own costs and disbursements of and incidental to the preparation of this Deed.
(4)

This Deed shall be governed by and construed in accordance with Hong Kong law. The parties agree that the courts of Hong Kong shall have jurisdiction to settle any disputes which may arise out of or in connection with this Deed and that any suit, action or proceedings arising out of or in connection with this Deed may be brought in such courts.

Furthermore, the parties agree that, in the absence of any express choice of governing law or jurisdiction therein, the provisions of this Clause 4 shall apply to the Declaration of Trust mutatis mutandis.

(5)	This Deed may be executed in any number of counterparts. All counterparts, taken together, constitute one instrument. A party may execute this Deed by signing any counterpart.

IN WITNESS WHEREOF the parties hereto have now set their seals on the day and in the year beforementioned.

THE COMMON SEAL of	)
EXPERT MASTER HOLDINGS LIMITED.	)
was hereunto affixed in the presence of:-)		/s/ [SEAL]
/s/

THE COMMON SEAL of	)
UMW CHINA VENTURES(L) LTD.	)
was hereunto affixed in the presence of:-)		/s/ [SEAL]
/s/